UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2011
RXi Pharmaceuticals Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

20-8099512
001-33958 (Commission File Number)	(IRS Employer Identification No.)
60 Prescott Street, Worcester, MA 01605
(Address of principal executive offices and Zip Code)
(508) 767-3861
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 31, 2011, RXi Pharmaceuticals Corporation (the “Company”), Diamondback Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Apthera, Inc., a Delaware corporation (“Apthera”), and Robert E. Kennedy, in his capacity as representative of Apthera’s stockholders (the “Stockholder Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).
     Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Apthera, with Apthera surviving as a wholly-owned subsidiary of the Company (the “Merger”). Pursuant to the Merger Agreement, the aggregate merger consideration that the Company will pay to Apthera’s stockholders consists of (i) 19.9% of the number of shares of the Company’s common stock issued and outstanding as of the date of the Merger Agreement, or approximately 4.8 million shares of common stock (the “Aggregate Stock Consideration”); and (ii) contingent payments of up to $32 million (the “Contingent Consideration”) based on the achievement of certain development and commercial milestones relating to Apthera’s NeuVax product candidate. The payment of the Contingent Consideration will be subject to and in accordance with the terms of a Contingent Value Rights Agreement to be entered into between the Company and the Stockholder Representative in connection with the Merger (the “CVR Agreement”). Under the CVR Agreement, a form of which is attached to the Merger Agreement as Exhibit A, the Contingent Consideration is payable, at the election of the Company, in either cash or additional shares of common stock; provided, however, that the Company may not issue any shares in satisfaction of any Contingent Consideration unless it has first obtained approval of its stockholders in accordance with Rule 5635(a) of the NASDAQ Listing Rules.
     The Merger Agreement provides that the Company and the Stockholder Representative will also enter into an escrow agreement (the “Escrow Agreement”), pursuant to which the Company shall deposit with a third-party escrow agent certificates representing 10% of the Aggregate Stock Consideration (the “Escrow Shares”). Pursuant to the terms of the Escrow Agreement, a form of which is attached to the Merger Agreement as Exhibit B, the Escrow Shares will be available to compensate the Company and related parties for certain indemnifiable losses as described in the Merger Agreement.
     The transaction is subject to customary closing conditions, including the approval of Apthera’s stockholders. Certain of Apthera’s stockholders, holding an aggregate of approximately 62.6% of Apthera’s common stock as of March 31, 2011, have entered into voting agreements with Merger Sub, pursuant to which such stockholders have agreed, subject to the terms thereof, to vote their shares in favor of adoption of the Merger Agreement and the Merger and against any acquisition proposal by a third party.
     Under the Merger Agreement, the Company has agreed to file, within 10 days of the closing date of the Merger, a Registration Statement on Form S-3 with the Securities and Exchange Commission, registering the resale of the shares representing the Aggregate Stock Consideration.
     The foregoing summary of the material terms of the Merger Agreement is qualified in its entirety by reference to the complete agreement (including Exhibits A and B thereto), a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of that agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations and standards of materiality defined by the contracting parties that differ from those applicable to investors. In addition, the statements in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged, which has been omitted from Exhibit 10.1 pursuant to Item 601(b)(2) of Regulation S-K. Accordingly, investors should not rely on the representations and warranties set forth in the Merger Agreement as characterizations of the actual state of facts.
     On March 31, 2011, the Company issued a press release announcing, among other things, its entry into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.
     The information set forth above under Item 1.01 regarding the Merger Agreement and the Merger is incorporated by reference into this Item 2.05. On March 31, 2011, following the announcement of the Company’s entry into the Merger Agreement, the Company committed to the implementation of a reduction in force of approximately 20 employees in order to streamline the Company’s operations following the Merger. The Company expects to have substantially completed the reduction in force within the next 30 days. However, as of the date of this report, the Company is unable to determine the charges it expects to incur in accordance with generally accepted accounting principles as a result of such action. The Company will amend this report following such determination in order to disclose the information requested by paragraphs (b), (c) and (d) Item 2.05 of Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.
     The information set forth above under Item 1.01 regarding the Merger Agreement and the Merger is incorporated by reference into this Item 3.02. Upon consummation of the Merger, the Aggregate Stock Consideration will be issued in a private placement transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”) by reason of Section 4(2) thereof and/or Regulation D promulgated under the Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of President and Chief Executive Officer
     On March 30, 2011, the Company and Noah D. Beerman, the Company’s President and Chief Executive Officer, entered into an agreement and release (the “Separation Agreement”). Pursuant to the Separation Agreement, the parties agreed that Mr. Beerman’s employment with the Company would terminate on March 31, 2011 (the “Separation Date”). Mr. Beerman also resigned as a director of the Company as of the Separation Date.
     Under the Separation Agreement, and in lieu of any compensation that was otherwise payable to Mr. Beerman pursuant to the employment agreement between the Company and Mr. Beerman dated November 5, 2009, the Company agreed to make a lump sum payment to Mr. Beerman in the amount of $122,500 and to grant Mr. Beerman a stock award under the Plan consisting of 201,342 shares of common stock (the “Severance Shares”), which was determined by dividing $300,000 by $1.49, the closing price of the Company’s common stock on April 1, 2011 (the “Issue Price”). The Severance Shares shall be subject to certain lock-up restrictions for a period of 90 days following the Separation Date with respect to one-third of the Severance Shares, and for a period of 180 days following the Separation Date with respect to two-thirds of the Severance Shares (each such date on which the lock-up restrictions expire, a “Release Date”). In the event the average closing price of the Company’s common stock for the five trading days preceding the applicable Release Date is lower than the Issue Price, Mr. Beerman will be issued an additional number of Severance Shares or, at the Company’s election, a cash payment, or a combination of Severance Shares and a cash payment, such that Mr. Beerman will receive the total value of $100,000 or $200,000, as applicable, with respect to the tranche of Severance Shares being released from the lock-up restrictions as of the corresponding Release Date.
     Pursuant to the Separation Agreement, the Company also accelerated the vesting of the stock option award granted to Mr. Beerman on November 5, 2009, relating to 350,000 shares of the Company’s common stock (the “2009 Award”), such that the number of shares scheduled to vest during the twelve-month period following the Separation Date vested in full and became immediately exercisable as of the Separation Date. Accordingly, as of the Separation Date, the 2009 Award represented the right to purchase 196,875 shares of the Company’s common stock at an exercise price of $2.19 per share, with the remaining 153,125 shares subject to the 2009 Award being forfeited. The Separation Agreement provides that all vested stock options held by Mr. Beerman as of the Separation Date will remain exercisable for a period of 90 days following the Separation Date.
     The Separation Agreement also provides for a mutual release of claims that either party may have against the other. The foregoing summary of the material terms of the Separation Agreement is qualified in its entirety by reference to the complete agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.
Appointment of President and Chief Executive Officer
     On March 31, 2011 (the “Effective Date”), the Company’s Board of Directors (the “Board”) appointed Mark J. Ahn, Ph.D., currently a director of the Company, to serve as its President and Chief Executive Officer. Dr. Ahn, 48, has over 20 years of experience in the biopharmaceutical industry and has served as a director since 2007. Dr. Ahn has most recently served as a Principal of Pukana Partners, Ltd., which provides strategic consulting to life science companies, and in academic positions at the Atkinson Graduate School of Management, Willamette University, and Chair, Science & Technology Management, at Victoria University at Wellington, New Zealand. Prior to that he was founder, President and Chief Executive Officer and a member of the board of directors for Hana Biosciences from 2003 to 2007. Prior to joining Hana, he served as Vice President, Hematology and corporate officer at Genentech, Inc. where he was responsible for commercial and clinical development of the Hematology franchise from 2001 through 2003. Dr. Ahn was also employed by Amgen (1990 to 1997) and Bristol-Myers Squibb Company (1997 to 2001), holding a series of positions of increasing responsibility in strategy, general management, sales and marketing, business development, and finance. He also serves on the board of directors of Access Pharmaceuticals and Mesynthes. Dr. Ahn received a BA and MBA from Chaminade University, where he currently serves on the Board of Governors. He was a graduate fellow in Economics at Essex University, and has a Ph.D. from the University of South Australia. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute. Dr. Ahn does not have a family relationship with any member of the Company’s board of directors or any executive officer of the Company.
     The terms of Dr. Ahn’s employment with the Company are set forth in an Employment Agreement dated as of the Effective Date (the “Employment Agreement”). The Employment Agreement provides for a three-year term expiring on March 30, 2014 (the “Term”) and that Dr. Ahn will receive an initial annual base salary of $400,000. However, Dr. Ahn’s base salary will be reduced to $350,000 if the Company fails to complete a financing transaction with net proceeds of at least $5 million by September 1, 2011 (the “Minimum 2011 Financing”), and will be increased to $425,000 if the Company completes a financing transaction with net proceeds of at least $7.5 million by September 1, 2011. Dr. Ahn will also be eligible to receive an annual performance bonus, the amount of which shall be determined by the

Board in its sole discretion upon the recommendation of the compensation committee thereof, provided that the amount of such bonus shall in any event be not less than $100,000 for each year of the Term.
     Pursuant to the Employment Agreement, on the Effective Date, Dr. Ahn also received a signing bonus of $100,000 and was granted a 10-year stock option (the “Signing Option”) to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.38 per share. The Signing Option was awarded pursuant to the Company’s Amended and Restated 2007 Stock Incentive Plan (the “Plan”) and was fully-vested and immediately-exercisable upon the date of grant. Further, Dr. Ahn was granted a 10-year stock option (the “Regular Option,” and together with the Signing Option, the “Stock Options”) to purchase 525,000 shares of the Company’s common stock at an exercise price of $1.38 per share. The right to purchase the shares subject to the Regular Option vest and become exercisable (i) as to 300,000 shares in eight equal quarterly installments beginning on June 30, 2011, (ii) as to 50,000 shares upon the Company’s common stock trading at a minimum closing price of $3.00 per share for 30 consecutive trading days, (iii) as to 75,000 shares upon the Company’s common stock trading at a minimum closing price of $4.00 per share for 30 consecutive trading days, and (iv) as to 100,000 shares upon the Company’s common stock trading at a minimum closing price of $5.00 per share for 30 consecutive trading days; provided, in each case, that Dr. Ahn remains in the continuous employ of the Company through such vesting date. The Regular Options shall vest in full and become exercisable as to all 525,000 shares upon the occurrence of a “Covered Transaction,” as such term is defined in the Plan.
     The Employment Agreement provides that if the Company terminates Dr. Ahn’s employment without “cause” (as defined in the Employment Agreement) during the Term or if he terminates his employment for “good reason” (as defined in the Employment Agreement) then he is entitled to: (i) continue receiving his then current annualized base salary and medical benefits for a period of six months following such termination, which period increases to twelve months upon the completion of the Minimum 2011 Financing (the “Severance Period”), and (ii) continued vesting under the Regular Option for the duration of the Severance Period.
     The foregoing summary of the material terms of the Employment Agreement is qualified in its entirety by reference to the complete agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference. On March 31, 2011, the Company issued a press release announcing, among other things, the appointment of Dr. Ahn, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Agreement and Plan of Merger by and among RXi Pharmaceuticals Corporation, Diamondback Acquisition Corp., Apthera, Inc. and Robert E. Kennedy, in his capacity as the Stockholder Representative, dated March 31, 2011.*

10.2	Separation Agreement between RXi Pharmaceuticals Corporation and Noah D. Beerman, dated March 30, 2011.
10.3	Employment Agreement between RXi Pharmaceuticals Corporation and Mark J. Ahn, Ph.D., dated March 31, 2011.
99.1	Press Release issued by RXi Pharmaceuticals Corporation on March 31, 2011.

*The disclosure schedule to the Agreement and Plan of Merger has not been filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2011	RXi Pharmaceuticals Corporation
	By:	/s/ Mark J. Ahn
Mark J. Ahn
President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Agreement and Plan of Merger by and among RXi Pharmaceuticals Corporation, Diamondback Acquisition Corp., Apthera, Inc. and Robert E. Kennedy, in his capacity as the Stockholder Representative, dated March 31, 2011.

10.2	Separation Agreement between RXi Pharmaceuticals Corporation and Noah D. Beerman, dated March 30, 2011.
10.3	Employment Agreement between RXi Pharmaceuticals Corporation and Mark J. Ahn, Ph.D., dated March 31, 2011.
99.1	Press Release issued by RXi Pharmaceuticals Corporation on March 31, 2011.